Exhibit (d)(xii)

Execution Version

JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, NY 10017	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tryon Street, 7th Floor Charlotte, NC 28202
BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, NY 10019
TRUIST BANK TRUIST SECURITIES, INC. 740 Battery Ave SE Atlanta, GA 30339 THE BANK OF NOVA SCOTIA 250 Vesey Street New York, NY 10281	ROYAL BANK OF CANADA 200 Vesey Street New York, NY 10281 MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, NY 10020
CAPITAL ONE, NATIONAL ASSOCIATION 299 Park Avenue New York, NY 10171	PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 300 Fifth Ave Pittsburgh, PA 15222
FIFTH THIRD BANK, NATIONAL ASSOCIATION 38 Fountain Square Plaza Cincinnati, OH 45236

CONFIDENTIAL

March 14, 2026

Stallion Intermediate Corporation

c/o Welsh, Carson, Anderson & Stowe
599 Lexington Ave, Suite 1800
New York, NY 10022
Attention: Ting Gu

Project Stallion
Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised each of JPMorgan Chase Bank, N.A. (“JPMCB”), Wells Fargo Bank, National Association (“WF Bank”), Wells Fargo Securities, LLC (“WF Securities” and together with WF Bank, “Wells Fargo”), Bank of America, N.A. (“BANA”), BofA Securities, Inc. (“BAS”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Truist Bank (“Truist”), Truist Securities, Inc. (“Truist Securities”), Royal Bank of Canada (“RBC”), The Bank of Nova Scotia (“Scotia”), Mizuho Bank, Ltd. (“Mizuho”), Capital One, National Association (“Capital One”), PNC Bank, National Association (“PNC”), PNC Capital Markets LLC (“PNC Capital Markets”) and Fifth Third Bank, National Association (“Fifth Third” and together with JPMCB, Wells Fargo, BANA, BAS, DBNY, DBSI, Truist, Truist Securities, RBC, Scotia, Mizuho, Capital One, PNC and PNC Capital Markets, the “Commitment Parties”, “we” or “us”) that WCAS XIV, L.P. (the “Sponsor”) and certain other investors (collectively with the Sponsor, the “Investors”) including certain officers of Select Medical Holdings Corporation (the “Company”) intend to (i) cause Stallion Intermediate Corporation, a Delaware corporation (“Newco” or “you”), an entity formed and controlled by the Investors, to acquire (the “Acquisition”), directly or indirectly, the Company pursuant to an agreement and plan of merger (including the exhibits, schedules, annexes and other attachments thereto, in each case as amended and in effect from time to time, the “Acquisition Agreement”) entered into in connection therewith and (ii) consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto and, if not defined in the Exhibits attached hereto, have the meanings assigned to them in the Existing Credit Agreement (as defined below).

This Commitment Letter hereby amends, restates and supersedes in its entirety, as of the date hereof, that certain Commitment Letter (the “Original Commitment Letter”), dated as of March 2, 2026 (the “Original Signing Date”), by and among JPMCB, Wells Fargo and you, and such Original Commitment Letter shall be of no further force or effect.

1.	Commitments.

In connection with the Transactions (as defined in Exhibit A hereto), each of JPMCB, WF Bank, BANA, DBNY, Truist, RBC, Scotia, Mizuho, Capital One, PNC and Fifth Third (collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide on a several, but not joint, basis the percentage of the entire principal amount of the Revolving Facility (as defined in Exhibit A) as set forth opposite such Initial Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with this Commitment Letter (as defined below)) upon the terms and subject to the conditions set forth or referred to in this amended and restated commitment letter (together with the Term Sheet (as defined in Exhibit A hereto), this “Commitment Letter”) and the Amended and Restated Fee Letter dated as of the date hereof by and among us and you (the “Fee Letter”). Nothing in this Commitment Letter shall constitute a commitment by any Commitment Party or any of their respective Commitments to provide any Other Facility (as defined below) and any such commitment, if provided, would be pursuant to a separate written agreement between such Commitment Party (or its applicable affiliate) and you.

2.	Titles and Roles.

It is agreed that:

(a)	JPMCB,WF Securities, BAS, DBSI, Truist Securities, RBC, Scotia, Mizuho, Capital One, PNC Capital Markets and Fifth Third will act as joint lead arrangers (in such capacities, the “Lead Arrangers”) and as joint lead bookrunners for the Revolving Facility and any bank loan or other credit facility incurred in lieu of all or a portion of the Revolving Facility (an “Other Facility” and, together with the Revolving Facility, the “Facilities” and each a “Facility”).

(b)	JPMCB will act as sole administrative agent (in such capacity, the “Administrative Agent”) for the Revolving Facility and any Other Facility.

It is further agreed that (A) JPMCB will have “top left” placement in any marketing materials or other documentation for the Revolving Facility and any Other Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement and WF Securities shall receive “second” placement in any such marketing materials or other documentation and (B) the other Lead Arrangers for the Revolving Facility or Other Facility will be listed in customary fashion (as reasonably determined by you).

You agree that no other agents, co-agents, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter) will be paid by you to any Lender in order to obtain its commitment in respect of the Revolving Facility unless you and the Commitment Parties as of the date hereof shall so agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the execution of the Revolving Facility Documentation (as defined in Exhibit A hereto), to syndicate all or a portion of the Initial Lenders’ commitments hereunder and, if applicable, the commitments in respect of any Other Facility to a group of banks, financial institutions and other institutional lenders identified by the Commitment Parties in consultation with you and subject to your consent, such consent not to be unreasonably withheld or delayed, including any relationship lenders designated by you in consultation with the Commitment Parties (together with the Initial Lenders, the “Lenders”); provided that, notwithstanding the Lead Arrangers’ right to syndicate the Revolving Facility and receive commitments with respect thereto, (x) the Initial Lenders shall not assign all or any portion of their commitments hereunder until after the initial funding of the Revolving Facility on the Closing Date (as defined in Exhibit A hereto), (y) such syndication shall not relieve the Initial Lenders of their obligations set forth herein (including their obligations to fund the Revolving Facility on the Closing Date on the terms and conditions set forth in this Commitment Letter) and, (z) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Revolving Facility on the Closing Date has occurred. Notwithstanding the foregoing, the Commitment Parties will not syndicate, participate to or otherwise assign any portion of a commitment under the Revolving Facility to (i) those persons identified in writing on or prior to the Original Signing Date by you to us or (ii) Disqualified Institutions (as defined in that certain Credit Agreement (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), dated as of March 6, 2017, by and among the Company, Select Medical Corporation (the “Borrower”), JPMCB, as administrative agent and collateral agent, the lenders party thereto and the other parties thereto.

The Lead Arrangers may elect to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is the Lead Arrangers’ intent to have Lenders commit to the Revolving Facility prior to the Closing Date (subject to the limitations set forth in the proviso to the first sentence of this Section 3). Until the date that is the earlier of (a) 60 days after the Closing Date and (b) the date on which the Commitments of the Commitment Parties have been reduced to zero (such earlier date, the “Syndication Date”), you agree to assist (and to use your commercially reasonable efforts to cause the Company to assist (subject to the terms of the Acquisition Agreement)), the Lead Arrangers in completing a syndication that is reasonably satisfactory to them and you. Such assistance shall include (a) using your commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) facilitating direct contact between appropriate members of your senior management (and using your commercially reasonable efforts to arrange for direct contact between your representatives and non-legal advisors and appropriate members of senior management, representatives and non-legal advisors of the Company, subject to the limitations on your rights set forth in the Acquisition Agreement) and the proposed Lenders at times and locations mutually agreed upon, (c) your assistance (and your using commercially reasonable efforts to cause the Company to assist) in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) for the Revolving Facility and other customary marketing materials to be used in connection with the syndications (such materials, together with the Confidential Information Memorandum and the Term Sheet, collectively, the “Information Materials”), by providing information and other customary materials reasonably requested in connection with such Information Materials, all subject to the limitation on your rights to request information concerning the Company as set forth in the Acquisition Agreement, (d) using your commercially reasonable efforts to procure updated public corporate and public corporate family ratings (but no specific rating in either case) for the Borrower and public ratings (but no specific rating) for the Revolving Facility or Other Facility, as applicable, from each of S&P Global Ratings and Moody’s Investors Service, Inc. prior to or concurrently with the launch of general syndication of the Revolving Facility and (e) the hosting, with the Lead Arrangers, of one or more telephonic meetings of prospective Lenders (limited to one “bank meeting”, unless otherwise deemed necessary in the reasonable judgment of the Lead Arrangers) at times mutually agreed upon (and your using your commercially reasonable efforts to cause the senior management of the Company, as appropriate, to be available for such meetings, subject to the limitations on your rights as set forth in the Acquisition Agreement). On or prior to the Syndication Date, you will ensure that there will not be any competing issues of debt securities or credit facilities of you, and, with respect to the Company and its subsidiaries, you will use commercially reasonable efforts to ensure that there will be no competing issues of credit facilities or debt securities of the Company or any of its subsidiaries (other than the Senior Notes (as defined in Exhibit A hereto)), in each case being offered, placed or arranged, that would materially impair the primary syndication of the Revolving Facility (it being understood that any Other Facility that would replace in full the Revolving Facility and any short-term working capital facilities, letters of credit, capital leases, purchase money indebtedness and equipment financings, in each case in the ordinary course of business, and any indebtedness permitted to be incurred or outstanding under the Acquisition Agreement, shall not be limited pursuant to this sentence), without the written consent of the Lead Arrangers as of the date hereof (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, in connection with the foregoing requirements to provide assistance, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality owing to a third party and binding you, the Company or your or its respective affiliates; provided that, no such obligation of confidentiality shall be entered into in contemplation of this sentence and in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to obtain the relevant consents and to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, the applicable information. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing (including the obtaining of the updated ratings referenced above) shall constitute a condition to the commitments hereunder or the funding of the Revolving Facility on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Revolving Facility shall constitute a condition precedent to the funding of the Revolving Facility on the Closing Date.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached, subject, in each case, to your consent (not to be unreasonably withheld or delayed) and excluding Disqualified Institutions, and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld or delayed and excluding Disqualified Institutions), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant (with respect to such information relating to the Company and its subsidiaries prior to the Closing Date, to your knowledge) that (but the accuracy of which shall not be a condition to the commitments hereunder or the funding of the Revolving Facility on the Closing Date) (a) all written information other than financial estimates, forecasts and other forward-looking information (collectively, the “Projections”) and other than information of a general economic or general industry nature, that has been or will be made available to any of the Commitment Parties by or on behalf of you or any of your respective representatives in connection with the transactions contemplated hereby (the “Information”), taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you or any of your respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time furnished; it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or prior to the Closing Date with respect to Information and Projections relating to the Company and its subsidiaries, you will use commercially reasonable efforts to), subject to any applicable limitations on your rights as set forth in the Acquisition Agreement promptly supplement the Information and the Projections from time to time until the later of the Closing Date and the Syndication Date so that (with respect to Information and Projections relating to the Company and its subsidiaries prior to the Closing Date, to your knowledge) such representations and warranties will be correct in all material respects under those circumstances. In arranging and syndicating the Revolving Facility and any Other Facility, the Commitment Parties will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

You hereby acknowledge that (a) we will make available the Information and the Projections to the proposed syndicate of Lenders by posting on IntraLinks, Debt X, SyndTrak Online or another similar electronic system and (b) certain of the Lenders are or may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or their respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of the Information Materials to be used by Public Lenders that consists exclusively of information and documentation that is either publicly available or not material with respect to the Company, its subsidiaries or their respective securities for purposes of United States federal and state securities laws (such information and documents, “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that in connection with your assistance described above, a customary authorization letter will be included in the Confidential Information Memorandum that authorizes the distribution of the Information Materials to prospective Lenders and, if applicable, confirms that the public-side version of the Information Materials only contains Public Lender Information, and the Confidential Information Memorandum shall exculpate you, the Company, your and its respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of, the contents of such Information Materials or any related marketing material by the recipients thereof. You acknowledge that the following documents contain solely Public Lender Information, unless, after having been given a reasonable opportunity to review such documents, you notify us promptly that any such document contains Private Lender Information: (i) term sheets and drafts and final definitive documentation with respect to the Revolving Facility and any Other Facility, (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Revolving Facility or any Other Facility. At our request, you shall identify that portion of the Information Materials to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark Information Materials as “PUBLIC”).

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated herein or by the Fee Letter or as otherwise separately agreed to in writing by you and us.

6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder to fund the Revolving Facility on the Closing Date and the Lead Arrangers’ agreement to perform the services described herein are subject only to the express conditions set forth in Exhibit C hereto (the “Funding Conditions”), and upon satisfaction (or waiver by the Commitment Parties) of the Funding Conditions, the initial funding of the Revolving Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of the Commitment Letter, the Fee Letter and the Revolving Facility Documentation.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Revolving Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition precedent to the initial funding under the Revolving Facility on the Closing Date shall be (A) such of the representations and warranties made by or with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right (taking into account any applicable cure provisions), pursuant to the Acquisition Agreement, to terminate your (or its) obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such representations and warranties (the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Revolving Facility Documentation and the Closing Deliverables (as defined in Exhibit C hereto) shall be in a form such that they do not impair the initial funding under the Revolving Facility on the Closing Date if the conditions expressly set forth in Exhibit C hereto are satisfied (or waived by the Lead Arrangers) (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided (other than a security interest that can be created by the execution and delivery of a security agreement) and/or perfected (other than (A) a lien on Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (B) a pledge of the equity interests of the Borrower and its material wholly owned U.S. restricted subsidiaries (solely to the extent required in the Existing Credit Agreement) with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate, along with undated transfer powers executed in blank) to the extent required under the Existing Credit Agreement on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the initial funding of the Revolving Facility on the Closing Date, but shall be required to be provided and/or perfected after the Closing Date in accordance with the requirements of the Existing Credit Agreement). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Revolving Facility Documentation relating to corporate or other organizational existence of the Borrower and the Guarantors, organizational power and authority (as to execution, delivery and performance of the Revolving Facility Documentation) of the Borrower and the Guarantors, the due authorization, execution, delivery and enforceability of the applicable Facility Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit C hereto), no conflicts of Revolving Facility Documentation (limited to the execution, delivery, and performance of the Revolving Facility Documentation, incurrence of the indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof) with charter documents, Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, Sanctioned Persons and use of proceeds not violating OFAC, FCPA, PATRIOT Act and the creation, validity and perfection of security interests in the Collateral (subject to permitted liens as set forth in the Revolving Facility Documentation and the limitations set forth in the preceding sentence and the Term Sheet). This paragraph and the provisions contained herein shall be referred to as the “Certain Funds Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and the respective officers, directors, members, partners, employees, advisors, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person” or a “Commitment Party Related Person”) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with any actual or threatened claim, dispute, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the Fee Letter), the Transactions or the Revolving Facility or any Other Facility or the use of proceeds thereof (any of the foregoing, an “Action”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, the Company, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable out-of-pocket legal (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) or other reasonable out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons (as defined below), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter or the Revolving Facility Documentation or (iii) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission on the part of you or your affiliates (in the case of each of preceding clauses (i), (ii) and (iii) as determined by a court of competent jurisdiction in a final non-appealable judgment) and (b) to reimburse the Commitment Parties and each of their respective affiliates from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses (including but not limited to out-of-pocket expenses of the Commitment Parties’ due diligence investigation, syndication expenses and travel expenses but limited, in the case of legal expenses, to the reasonable fees, disbursements and other charges of counsel to the Lead Arrangers identified in this Commitment Letter and, if necessary, of a single local counsel to the Lead Arrangers identified in this Commitment Letter in each relevant jurisdiction), in each case incurred in connection with the Revolving Facility and any Other Facility and the preparation of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Revolving Facility Documentation and the definitive documentation for any Other Facility and any security arrangements in connection therewith (such expenses in this clause (b), collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) none of the Commitment Party Related Persons nor any other party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Persons, or any of its Related Indemnified Persons, as applicable, and (ii) neither (x) any Commitment Party Related Person nor (y) you (or any of your subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (with respect to you in the case of this clause (y), other than pursuant to the indemnification provisions of this Commitment Letter in respect of any such damages incurred or paid by an Indemnified Person to a third party) in connection with this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Revolving Facility, any Other Facility, the Transactions (including the Revolving Facility and any Other Facility and the use of proceeds thereunder), or with respect to any activities related to the Revolving Facility and any Other Facility. You shall not be liable for any settlement of any Action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person in the manner set forth above. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action in respect of which indemnity could be sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include any statement as to any admission of fault or culpability of such Indemnified Person. Notwithstanding the foregoing, each Indemnified Person (and its Related Indemnified Persons) shall be obligated to refund and/or return promptly any and all amounts paid by you or on your behalf under this paragraph to such Indemnified Person (or its Related Indemnified Persons) for any such losses, claims, damages, liabilities and expenses to the extent such Indemnified Person (or its Related Indemnified Persons) is not entitled to payment of such amounts in accordance with the terms hereof as determined by a court of competent jurisdiction in a final non-appealable judgment.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate, director, officer or employee in this sentence pertains to a controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Revolving Facility and any Other Facility.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including without limitation investment banking, commercial banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you or the Company may have conflicting interests. We will not furnish confidential information obtained from or on behalf of you or the Company by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you or the Company to other companies (except as contemplated below in Section 12). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or the Company, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and your affiliates and the Commitment Parties and/or their affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Company, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties under this Commitment Letter. You acknowledge and agree that we have not provided you with legal, tax or accounting advice and that you have obtained such independent advice from your own advisors, representatives and agents.

You further acknowledge that each Commitment Party and/or its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking, commercial banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking, commercial banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and its subsidiaries and other companies with which you, the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except (x) by you to one or more affiliates that are a “shell” company organized and existing under the laws of a State of the United States that consummates or intends to consummate the Acquisition or (y) in connection with any other assignment that occurs as a matter of law pursuant to, or otherwise substantially simultaneously with the closing of the Acquisition in accordance with the Acquisition Agreement without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Commitment Party Related Persons) and is not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3, any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing applies to any amendment, extension or renewal of this Commitment Letter. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Revolving Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT, NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (A) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE COMPANY OR ANY OF ITS SUBSIDIARIES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (B) WHETHER YOU (AND ANY OF YOUR AFFILIATES THAT IS A PARTY TO THE ACQUISITION AGREEMENT) CAN TERMINATE YOUR (AND THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION), IN EACH CASE, WITHOUT LIABILITY TO ANY OF YOU OR ANY OF YOUR AFFILIATES, (C) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED, AND (D) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION OR THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, as to any action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Fee Letter, the Original Commitment Letter or the Original Fee Letter or their terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors and to your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors who are directly involved in the consideration of the Transactions (and then only on a confidential and need to know basis), (b) if the Commitment Parties consent to such proposed disclosure, (c) this Commitment Letter and the Original Commitment Letter may be disclosed as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission (the “SEC”) in connection with any filings with the SEC in connection with the Transactions or (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent practicable and so long as you are lawfully permitted to do so); provided that (i) in connection with the Transactions, you may disclose this Commitment Letter and the Original Commitment Letter and the contents thereof and, on a redacted basis in a manner reasonably acceptable to the Commitment Parties, the Fee Letter and the Original Fee Letter and the contents thereof to (x) the Company and its officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis and (y) the direct or indirect equity holders of the Company and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, on a confidential basis, (ii) you may disclose the aggregate fee amounts (including upfront fees and original issue discount) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees, flex or other economic terms set forth therein) in connection with any syndication of the Revolving Facility and any Other Facility or any prospectus or offering memorandum related to the Senior Notes as part of a disclosure of overall transaction fees and expenses (not limited to fees associated with the Revolving Facility or any Other Facility) to the Company and its subsidiaries and their respective equity holders, officers, directors, employees, attorneys, accountants, agents and advisors, (iii) you may disclose to the Company’s auditors the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, (iv) you may disclose the Term Sheet and the existence of this Commitment Letter and the Original Commitment Letter to any rating agency in connection with the Transactions and (v) you may disclose the Term Sheet and the existence of this Commitment Letter and the Original Commitment Letter and the contents hereof and thereof (but, for the avoidance of doubt, not the Fee Letter nor the Original Fee Letter nor the contents thereof) in any syndication of the Revolving Facility or Other Facility or in any proxy statement or other public filing in connection with the Acquisition; provided, further, that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter and the Original Commitment Letter (but not in respect of the Fee Letter or the Original Fee Letter and their fees and substance) on the date that is two years following the date of the Original Commitment Letter.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all non-public information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter and the Revolving Facility Documentation and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent a Commitment Party or its affiliates who are providing services hereunder from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law, regulation, compulsory legal process or as requested by a governmental authority (in which case such Commitment Party, to the extent practicable and so long as you are permitted by law and except in connection with any order or request as part of a regulatory examination or audit, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent practicable, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination or audit), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its affiliates in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or the Company, (e) to the extent that such information is independently developed by such Commitment Party or its affiliates, in each case, without reference to any confidential information provided to it or them by or on behalf of you, (f) to such Commitment Party’s affiliates and its and their officers, directors, employees, legal counsel, independent auditors and other experts, professionals, advisors or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided that no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of its or their respective Representatives to any (x) affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital, (y) individuals who are engaged directly or indirectly in the sale of the Company and its subsidiaries as representatives of the Company (other than, in each case, such persons engaged by the Company as part of the Company’s transaction and other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, conflicts, risk management, credit or investment committee members) (collectively, the “Excluded Parties”) or (z) Disqualified Institutions), (g) to prospective Lenders, participants or assignees or, with the prior consent of the Borrower, any potential counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations (in each case, other than a Disqualified Institution); provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant, assignee or counterparty, on behalf of itself and its Representatives, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as set forth in any Information Materials) in accordance with the standard syndication process of the Commitment Parties or market standards for dissemination of such type of information which in the case of any electronic access shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (h) for purposes of establishing a “due diligence” defense, (i) subject to your prior approval of the information to be disclosed, information supplied on a customary basis to rating agencies in connection with obtaining a rating required pursuant to this Commitment Letter and/or the Revolving Facility Documentation or (j) with your prior written consent. In addition, each Commitment Party may disclose the existence of the Revolving Facility and the information about the Revolving Facility and any Other Facility to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Revolving Facility and any Other Facility. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Revolving Facility and any Other Facility, as applicable, upon the execution and delivery of the definitive documentation therefor and in any event shall terminate two years from the Original Signing Date. A Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or their Representatives to whom such Commitment Party has disclosed information pursuant to clause (f) in the proviso in the first sentence of this paragraph.

Nothing in this Commitment Letter prohibits any party or individual from making a good faith reporting of or otherwise communicating or disclosing possible violations of law or regulation to any governmental agency or entity, regulatory or self-regulatory authority or making other disclosure under whistleblower laws or regulations, in each case without any notification to any person.

13.	Surviving Provisions.

The provisions of this Section 13 and the indemnification, confidentiality, jurisdiction, service of process, venue, governing law, absence of advisory or fiduciary duty and waiver of jury trial, information and syndication provisions contained herein and the fees and governing law provisions contained in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, information and the syndication of the Revolving Facility, shall automatically terminate and, to the extent covered thereby, be superseded by the definitive documentation relating to the Revolving Facility upon the initial funding under the Revolving Facility, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Revolving Facility (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

14.	Patriot Act Notification and Beneficial Ownership Regulation.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “Patriot Act”) and 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each such Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each such Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to the Commitment Parties and each Lender.

15.	Acceptance and Termination.

This Commitment Letter and the Fee Letter shall become effective upon execution and delivery by all parties hereto and thereto, respectively. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate (a) in the event that the initial borrowing in respect of the Revolving Facility does not occur on or before 5:00 p.m., New York City time on the date that is 5 business days after the Outside Date (as defined in, and as may be extended pursuant to, the Acquisition Agreement as in effect on the Original Signing Date), unless each of the Commitment Parties shall, in their discretion, agree to an extension, or (b) if earlier, upon either (i) the valid termination of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition or (ii) the consummation of the Acquisition with or without the use of the Revolving Facility (unless the Commitment Parties have failed to fund in breach of their obligations hereunder); provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are a binding and enforceable agreement with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Revolving Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Fee Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the Funding Conditions, including the execution and delivery of the Revolving Facility Documentation (which shall be negotiated in good faith as required by the Documentation Principles) and upon satisfaction (or waiver by the Commitment Parties) thereof, the initial funding of the Revolving Facility shall occur.

[Remainder of this page intentionally left blank]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By	/s/ Gerardo Loera
	Name:	Gerardo Loera
	Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Jordan Harris
	Name:	Jordan Harris
	Title:	Managing Director

WELLS FARGO SECURITIES LLC

By	/s/ Dan Morris
	Name:	Dan Morris
	Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

BANK OF AMERICA, N.A.

By	/s/ Lex Maultsby
Name:	Lex Maultsby
Title:	Managing Director

BOFA SECURITIES, INC.

By	/s/ Lex Maultsby
Name:	Lex Maultsby
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Sandeep Desai
Name:	Sandeep Desai
Title:	Managing Director

By	/s/ Taylor Pulling
Name:	Taylor Pulling
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By	/s/ Sandeep Desai
Name:	Sandeep Desai
Title:	Managing Director

By	/s/ Taylor Pulling
Name:	Taylor Pulling
Title:	Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

TRUIST BANK

By	/s/ Ron Caldwell
Name:	Ron Caldwell
Title:	Managing Director

TRUIST SECURITIES, INC.

By	/s/ Ron Caldwell
Name:	Ron Caldwell
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

ROYAL BANK OF CANADA

By	/s/ Sean Young
Name:	Sean Young
Title:	Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

THE BANK OF NOVA SCOTIA

By	/s/ Andreas Pierroutsakos
Name:	Andreas Pierroutsakos
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

MIZUHO BANK, LTD.

By	/s/ Seth Nadler
Name:	Seth Nadler
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

CAPITAL ONE, NATIONAL ASSOCIATION

By	/s/ James J. Alfonso
Name:	James J. Alfonso
Title:	Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Jack Broeren
Name:	Jack Broeren
Title:	Executive Vice President

PNC CAPITAL MARKETS LLC

By	/s/ William Bobrow
Name:	William Bobrow
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By	/s/ Andrew Healy
Name:	Andrew Healy
Title:	Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

STALLION INTERMEDIATE CORPORATION

By	/s/ Ting Gu
	Name:	Ting Gu
	Title:	Vice President and Secretary

[SIGNATURE PAGE TO COMMITMENT LETTER]

Schedule 1

Commitment Party	Facility
JPMCB	14.5833334%
WF Bank	12.9166668%
BANA	10.0000000%
DBNY	10.0000000%
Truist	10.0000000%
RBC	8.3333333%
Scotia	8.3333333%
Mizuho	8.3333333%
Capital One	5.8333333%
PNC	5.8333333%
Fifth Third	5.8333333%
Total	100.0000000%

EXHIBIT A

Project Stallion
$1,000 Million Senior Secured Revolving Loan Facility

Transaction Description1

It is intended that:

(a)           Pursuant to and subject to the terms and conditions set forth in the Acquisition Agreement, Stallion MergerSub Corporation, a Delaware corporation and newly formed subsidiary of Newco, will merge with and into the Company, with the Company surviving as a wholly owned direct or indirect subsidiary of Newco. Newco will directly or indirectly acquire (the “Acquisition”) the Borrower pursuant to the Acquisition Agreement and, upon consummation of the Acquisition, the Borrower shall become a wholly owned subsidiary of Newco;

(b)           Newco (or one of its subsidiaries) will, at its option, either (i) issue an aggregate principal amount of its senior notes (the “Senior Notes”) generating up to $1,000,000,000 in gross proceeds in a Rule 144A or other private placement or (ii) to the extent Newco or its subsidiary, as applicable, does not receive such amount of gross proceeds of the Senior Notes on or prior to the Closing Date (as defined below), obtain up to $1,000,000,000 (less the gross proceeds from the Senior Notes issued on the Closing Date) of commitments to provide senior secured increasing rate loans (the “Revolving Loans”) under a new senior secured credit facility (the “Revolving Facility”); and

(c)           the Investors will directly or indirectly contribute to Newco an aggregate amount of cash equity (which, in respect of any equity other than common stock, shall be on terms reasonably acceptable to the Lead Arrangers) (collectively, the “Equity Contribution”) that, when aggregated with the amount of rollover equity of existing shareholders of the Company, represents not less than 25% of the sum of (1) the aggregate gross proceeds of the loans borrowed under the Revolving Facility and any Other Facility, (2) the aggregate principal amount of other indebtedness for borrowed money of the Company and its subsidiaries on a consolidated basis outstanding on the Closing Date immediately after giving effect to the Transactions, (3) the aggregate gross proceeds of the Senior Notes issued and (4) the amount of such cash equity contributed, in each case on the Closing Date (such sum, the “Funded Capitalization”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”. This Exhibit A, the Revolving Facility Term Sheet and the Additional Conditions Precedent attached hereto as Exhibit C are collectively referred to herein as the “Term Sheet”. The Revolving Facility Documentation is referred to herein as the “Revolving Facility Documentation.” For purposes of this Commitment Letter, “Closing Date” shall mean the date of the initial funding under the Revolving Facility and/or the date on which the proceeds of the Senior Notes or any Other Facility are used to fund a portion of the consideration in connection with the Acquisition and the consummation of the Acquisition.

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

A-1

EXHIBIT B

Project Stallion
$1,000 Million Senior Secured Revolving Loan Facility
Summary of Principal Terms and Conditions2

Borrower:	Select Medical Corporation, a Delaware corporation
Administrative Agent:	JPMCB will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders excluding any Disqualified Institutions and otherwise reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”) and will perform the duties customarily associated with such role.
Bookrunners and Lead Arrangers:	JPMCB,WF Securities, BAS, DBSI, Truist Securities, RBC, Scotia, Mizuho, Capital One, Fifth Third and PNC Capital Markets will act as joint lead arrangers for the Revolving Facility (the “Lead Arrangers”) and as joint bookrunners, and will perform the duties customarily associated with such roles.
Revolving Loans:	Senior Secured Increasing Rate Bridge Loans (the “Revolving Loans”) in an aggregate principal amount outstanding at any time not to exceed the amount of the Commitments (as defined below).
Uses of Proceeds:	The proceeds of the Revolving Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Equity Contribution, cash on hand of the Company and its subsidiaries and the Senior Notes (if any) and any Other Facility (if any), solely to pay the consideration for the Acquisition and to pay fees, costs and expenses related to the Transactions. Proceeds of Revolving Loans funded after the Closing Date will be used for general corporate purposes.
Principal Amount:	On the Closing Date, $1,000 million of revolving commitments (the “Commitments”) minus the gross proceeds from (i) any issuance of the Senior Notes issued on or prior to the Closing Date and (ii) borrowings under any Other Facility established following the date of the Commitment Letter and on or prior to the Closing Date; provided that any amount of the Commitments that is not funded on the Closing Date shall terminate on the Closing Date such that, after giving effect to the funding of Revolving Loans on the Closing Date and any such termination, the aggregate principal amount of Commitments outstanding on the Closing Date shall equal the aggregate principal amount of Revolving Loans funded on the Closing Date. Revolving Loans may be borrowed and prepaid from time to time on or after the Closing Date so long as after giving effect to any borrowing of Revolving Loans, the aggregate principal amount of Revolving Loans does not exceed the aggregate principal amount of Commitments then in effect

2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

EXHIBIT B

Security:	All obligations of the Borrower and the Guarantors under the Revolving Facility (the “Revolving Facility Obligations”) will constitute senior secured indebtedness of the Borrower and the Guarantors and will be secured on a pari passu basis by all assets of the Borrower and the Guarantors (collectively, the “Collateral”) that secure obligations under the Existing Credit Agreement (together with any secured indebtedness refinancing the Existing Credit Agreement, the “Credit Agreement”); provided that Mortgaged Property (as defined in the Credit Agreement) located in a special flood hazard area shall not constitute Collateral unless such property is covered by all insurance required to be maintained in connection therewith pursuant to Section 5.07(b) of the Credit Agreement. Any lien on any Collateral securing the Revolving Facility will be automatically released upon the release of the corresponding liens securing the Credit Agreement (other than upon payment in full thereof). The relative rights of the secured parties under the Revolving Facility and the secured parties under the Credit Agreement will be set forth in a First Lien Intercreditor Agreement (as defined in the Existing Credit Agreement) in form reasonably satisfactory to the Borrower and the Administrative Agent.
Guarantees:	Select Medical Holdings Corporation (“Holdings”) and each subsidiary of the Borrower that is a guarantor under the Credit Agreement (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”) will jointly and severally guarantee the Revolving Facility Obligations on a senior secured basis. Any guarantee will be automatically released upon the release of the corresponding guarantee under the Credit Agreement (other than upon payment in full thereof).
Interest Rates:

Interest for the first three-month period commencing on the Closing Date shall be payable in respect of Revolving Loans at (a) Term SOFR (as defined below) plus (b) 275 basis points (the “Initial Margin”). On the date that is one month after the Closing Date, such spread over Term SOFR will increase by 50 basis points and shall increase by an additional 50 basis points at the end of each month thereafter so long as the Revolving Loans are outstanding.

“Term SOFR” means the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days (as defined in the Existing Credit Agreement) prior to the first day of the interest period for a three month interest period as such rate is published by the CME Term SOFR Administrator (as defined in the Existing Credit Agreement); provided that in no event shall Term SOFR be less than 0%.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Revolving Loans exceed the Total Cap (as defined in the Fee Letter).

Interest on the Revolving Loans will be calculated based on a year of 360 days and shall be payable for the actual number of days elapsed.

EXHIBIT B

Interest Payments:	Interest on the Revolving Loans will be payable in cash, quarterly in arrears on the last day of each interest period.
Commitment Fees:	An undrawn commitment fee will accrue on the average daily amount by which the aggregate Commitments exceed the aggregate principal amount of outstanding Revolving Loans at a per annum rate (calculated based on a year of 360 days and payable for the actual number of days elapsed) at the Commitment Fee Rate (as defined in the Fee Letter). Such commitment fee shall be due and payable quarterly in arrears on the 15th day following the last day of each calendar quarter.
Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.
Maturity:	The Revolving Loans will mature on December 3, 2031.
Mandatory Prepayments:	Same as in the Existing Credit Agreement.
Optional Reductions of Commitments and Prepayments:	The Revolving Loans may be voluntarily prepaid and the unutilized portion of the Commitments may be voluntarily reduced at any time, in whole or in part, at the option of the Borrower and without premium or penalty upon not less than three business days’ prior written notice, subject to, in the case of prepayment of Revolving Loans, payment of accrued and unpaid interest and applicable breakage costs; provided that the Borrower shall not reduce the Commitments to the extent that after giving effect to such reduction and any related prepayment of Revolving Loans, the aggregate principal amount of outstanding Revolving Loans would exceed the aggregate principal amount of Commitments.
Right to Resell Revolving Loans:

Each Lender shall have the right to resell or assign the Commitments and Revolving Loans held by it in compliance with applicable law to any third party at any time (other than to any Disqualified Institution that has been identified to all Lenders or natural persons), in consultation with (but without the consent of) the Borrower but, in the case of any assignment to any party that is not an existing Lender, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that, for the twelve month period commencing on the Closing Date, unless a payment or bankruptcy event of default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any assignment that would result in the Initial Lenders holding less than a majority of the aggregate outstanding principal amount of the Commitments and Revolving Loans.

The Lenders will be permitted to sell participations in the Commitments and Revolving Loans without restriction (other than to any Disqualified Institution to the extent the list of Disqualified Institutions has been made available to all Lenders). Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees of the commitments participated to such participants, (b) extensions of final maturity of the Revolving Loans, (c) releases of all or substantially all the guarantors or all or substantially all of the Collateral or subordination of the Revolving Facility Obligations or the liens on all or substantially all of the Collateral to any other indebtedness or liens securing such indebtedness, as applicable and (d) changes in voting provisions. Participants will have customary rights with respect to yield protection and increased costs.

EXHIBIT B

Conditions Precedent to Initial Borrowing of Revolving Loans:	Subject to the Certain Funds Provision, the borrowing of the Revolving Loans on the Closing Date will be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit C thereto.
Conditions Precedent to Borrowing of Revolving Loans following the Closing Date:	Any borrowing of Revolving Loans following the Closing Date will be subject to conditions consistent with those set forth in Section 4.02 of the Existing Credit Agreement.
Revolving Facility Documentation:	The definitive documentation relating to the Revolving Loans (the “Revolving Facility Documentation”) shall (i) be consistent with this Term Sheet and shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit B applicable to the Borrower and its restricted subsidiaries (and, in certain cases consistent with the Existing Credit Agreement, Holdings), be usual and customary for facilities of such kind with high yield style covenants and be based on the Borrower’s Indenture (the “Existing Indenture”), dated as of December 3, 2024, by and among the Borrower, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, with modifications based on the Existing Credit Agreement to reflect the secured nature of the Revolving Facility (including the same maturity requirements for other indebtedness and same pari passu secured debt capacity as are applicable under the Existing Credit Agreement as in effect on the date of the Commitment Letter) and the Revolving Facility’s nature as a credit agreement and to reflect the financial maintenance covenant applicable to the revolving credit facility under the Existing Credit Agreement and to eliminate the ability to treat the issuance of preferred stock of a subsidiary as an asset sale, (ii) reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, geographic locations, industries, businesses and business practices, operations, financial accounting, matters disclosed in the Acquisition Agreement and the proposed business plan, (iii) be subject to materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (iv) reflect reasonable administrative, agency and operational requirements of the Administrative Agent and (v) be negotiated in good faith to finalize the Revolving Facility Documentation, giving effect to the Certain Funds Provision (as defined in the Commitment Letter), as promptly as reasonably practicable (collectively, the “Documentation Principles”). Standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods shall be consistent with the Documentation Principles. Counsel for the Borrower shall initially draft the Revolving Facility Documentation consistent with the Documentation Principles.

EXHIBIT B

Representations and Warranties:	The Revolving Facility Documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries (and, where applicable, Holdings) as are substantially similar to those for the Existing Credit Agreement, with modifications customary for Revolving Loan financings of this type to the extent necessary to reflect differences in documentation (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the Existing Credit Agreement).
Covenants:	The Revolving Facility Documentation will contain such affirmative covenants as are customary for Revolving Loan financings of this type and substantially similar to those in the Existing Indenture (with modifications consistent with the Existing Credit Agreement to the extent relevant to the secured nature of the Revolving Facility), and the Revolving Facility Documentation will contain incurrence-based negative covenants customary for high yield senior secured debt securities (but in any event no more restrictive to the Borrower than those in the Existing Indenture and the Existing Credit Agreement).
Events of Default:

The Revolving Facility Documentation will contain such events of default (including notice and grace periods) as are customary for high yield senior secured debt securities (but in any event no less favorable to the Borrower than those in the Existing Credit Agreement), consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; change of control; cross acceleration and cross payment default to other indebtedness subject to a threshold amount; bankruptcy events or other insolvency events; material monetary judgments subject to a threshold amount; and invalidity (actual or asserted in writing by the Borrower or any Guarantor) of material guarantees or collateral.

Events of Default shall be subject to customary materiality qualifiers, “baskets”, grace periods and other exceptions consistent with the Documentation Principles.

Voting:	Amendments and waivers of the Revolving Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate principal amount of the Commitments and Revolving Loans, except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of final maturity of the Revolving Loans of such Lender or the due date of any interest or fee payment, (c) releases of all or substantially all of the guarantors or all or substantially all of the Collateral or subordination of the Revolving Facility Obligations or the liens on all or substantially all of the Collateral to any other indebtedness or liens securing such indebtedness, as applicable and (d) changes in voting thresholds.
Cost and Yield Protection:

Customary for financings of this kind, it being agreed that the documentation will provide customary provisions regarding withholding and other tax liabilities and that the gross-up obligations shall not apply to U.S. federal withholding taxes imposed by Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (and any amended or successor provisions that are substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder or guidance issued or intergovernmental agreements entered into pursuant thereto.

EXHIBIT B

Expenses and Indemnification:

The Borrower shall pay or reimburse (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers (within 30 days after receipt of a written demand therefor, together with reasonably detailed backup documentation supporting such reimbursement request) associated with the syndication of the Revolving Loans and the preparation, execution, delivery and administration of the Revolving Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable documented and out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers identified in the Commitment Letter taken as a whole and, if reasonably necessary, of one local counsel to the Administrative Agent and the Lead Arrangers identified in the Commitment Letter taken as a whole in any relevant jurisdiction and, in the event that the Administrative Agent or any Lead Arranger is advised by counsel that there are conflicts of interest, one additional counsel in each relevant jurisdiction for each group of similarly situated parties taken as a whole) and (b) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders within 30 days after the receipt of a written demand therefor, together with reasonably detailed backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable documented and out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if reasonably necessary, of one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction) incurred in connection with the enforcement of any rights or remedies under the Revolving Facility Documentation or protection of rights thereunder.

EXHIBIT B

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, members, partners, employees, advisors, agents and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, or other liabilities of any kind or out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable documented and out-of-pocket fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and, in the case an indemnified person is advised by counsel that there is a conflict of interest, one additional counsel in each relevant jurisdiction to each similarly affected group of indemnified persons taken as a whole, and, if reasonably necessary, one local counsel to all indemnified persons taken as a whole in any relevant jurisdiction) incurred in connection with, or as a result of, the performance by the parties to the Revolving Facility Documentation, the performance of the parties to the Revolving Facility Documentation of their respective obligations thereunder or the consummation of the transactions contemplated thereby, any Revolving Loan or the use or the proposed use of proceeds thereof, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, except to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of, or material breach of any obligations under any of the Revolving Facility Documentation by, the relevant indemnified person or any of its Related Indemnified Persons or (ii) any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity as an administrative agent or arranger or any similar role under the Revolving Facility and other than any claims arising out of any act or omission of the Borrower or any of its affiliates, in the case of each of clauses (i) and (ii), as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that the Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party). Notwithstanding the foregoing, each indemnified person (and its Related Indemnified Persons) shall be obligated to refund and return promptly any and all amounts paid by the Borrower or any of its affiliates under this paragraph to such indemnified person (or its Related Indemnified Persons) for any such fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law:	New York.
Counsel to the Commitment Parties and Lead Arrangers:	Paul Hastings LLP.

CONFIDENTIAL	EXHIBIT C

Project Stallion
$1,000 million Senior Secured Revolving Facility
Conditions Precedent3

Except as otherwise set forth below, subject in all respects to the Certain Funds Provision, the initial borrowing on the Closing Date under the Revolving Facility shall be subject to the following conditions precedent:

1.             Since the date of the Acquisition Agreement, no Company Material Adverse Effect shall have occurred.

2.             The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Revolving Facility in accordance with the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived, and no consents shall have been given with respect thereto, in any material respect by you or your subsidiaries in a manner materially adverse to the Initial Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Lead Arrangers shall be deemed to have consented to such amendment or waiver unless they shall object in writing thereto within 3 business days of being notified thereof in writing by Newco; provided, further, that (a) any amendment, waiver or consent that results in a reduction in the amount of consideration required to consummate the Acquisition shall be deemed not to be materially adverse to the Initial Lenders or the Lead Arrangers to the extent that any such reduction is applied ratably to reduce first, the amount of the Equity Contribution to the minimum amount required by Annex A and thereafter to reduce the Equity Contribution and the amount of commitments in respect of the Revolving Facility on a pro rata basis, (b) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Initial Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver and (c) any change to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed materially adverse to the Initial Lenders and the Lead Arrangers.

3.             The Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Revolving Facility.

4.             The Lead Arrangers shall have received (a) the audited consolidated balance sheets and related statements of operations, cash flows and stockholders equity of the Company for the most recent three fiscal years of the Company ending at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of operations, cash flows and stockholders’ equity for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Closing Date. The Lead Arrangers hereby acknowledge that the public filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of any of the foregoing financial statements will satisfy the requirements of this paragraph and hereby acknowledge receipt of the audited financial statements as of and for the years ended December 31, 2023, December 31, 2024 and December 31, 2025.

3 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT C

5.             The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

6.             With respect to the Revolving Facility, (i) the execution and delivery by the Borrower and the applicable Guarantors of the Revolving Facility Documentation which shall be in accordance with the terms of the Commitment Letter and the Revolving Facility Term Sheet and subject to the Certain Funds Provision and the applicable Documentation Principles and (ii) subject to the Certain Funds Provision, delivery to the Lead Arrangers of (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, (e) customary borrowing requests, (f) customary lien searches and (g) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C, from the chief financial officer or chief accounting officer or other officer with equivalent duties of the Borrower (the deliverables set forth in clauses (a) through (g), collectively the “Closing Deliverables”).

7.             With respect to the Revolving Facility, all documents and instruments required to perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided, however, that this condition is subject in all respects to the Certain Funds Provision.

8.             (a) One or more investment banks reasonably satisfactory to the Lead Arrangers (the “Investment Banks”) shall have been engaged to privately place the Senior Notes and arrange term loans to be issued in lieu of the Senior Notes (the “Term Loans”), and (b) the Investment Banks shall have been afforded a period (the “Marketing Period”) of at least fifteen (15) consecutive Business Days (as defined in the Acquisition Agreement) (or such shorter period acceptable to the Investment Banks in their sole discretion) (provided that (i) If the Marketing Period has not been completed on or prior to August 21, 2026, then the Marketing Period shall not commence prior to September 8, 2026, (ii) November 27, 2026 shall be excluded as a “business day” for such purpose and (iii) if the Marketing Period has not been completed on or prior to December 18, 2026, then the Marketing Period shall not commence prior to January 4, 2027) following receipt of either (i) a customary confidential information memorandum for the syndication of the Term Loans, which shall include relevant financial statements that would be required to be delivered pursuant to paragraphs 4 and 5 above if the Closing Date were to occur at the end of such Marketing Period (the “Required Facility Information”) or (ii) a customary preliminary offering memorandum for the Senior Notes, which includes financial statements that would be required to be delivered pursuant to paragraphs 4 and 5 above if the Closing Date were to occur at the end of such Marketing Period and financial data of the type and form that are customarily included in private placements pursuant to Rule 144A (and excluding information required by Section 3-09, Section 3-10, or Section 3-16 of Reg S-X, and Item 402 and Item 601 of Regulation S-K and other customary exceptions) and that would be necessary for the Investment Banks to receive “comfort” customary for senior high yield debt securities (including customary “negative assurance” comfort) from the Company’s auditors but does not include a description of notes and other information customarily provided by underwriters or their counsel or advisors (the “Required Notes Information” and each of the Required Notes Information and the Required Facility Information, as applicable, “Required Information”). If the Borrower shall in good faith reasonably believe it has provided the Required Information, it may deliver to the Lead Arrangers a written notice (a “Required Information Notice”) to that effect (stating when it believes it completed such delivery), in which case the Borrower shall be deemed to have delivered the Required Information as of the date of delivery and the Marketing Period shall be deemed to have commenced as of such date of delivery of such Required Information Notice unless the Lead Arrangers in good faith reasonably believe the Borrower has not completed the delivery of the Required Information and, within 2 business days after the delivery of such notice by the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity which Required Information the Borrower has not delivered (such missing information, the “Missing Information”); provided that upon delivery of the Missing Information, the Borrower may deliver a new Required Information Notice to the Lead Arrangers. For the avoidance of doubt, upon the conclusion of the Marketing Period the condition set forth in this paragraph 8 shall be satisfied and the Lead Arrangers and Investment Banks shall not be entitled to any additional Marketing Period in connection with any subsequent delivery of updated financial statements referred to in paragraphs 4 and 5 above.

CONFIDENTIAL	EXHIBIT C

9.             The Administrative Agent shall have received, at least 3 business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation, that has been requested in writing at least 10 business days prior to the Closing Date.

10.           You shall have paid (or caused to be paid) all fees and expenses due to the Commitment Parties under the Commitment Letter and the Fee Letter and required to be paid on the Closing Date, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

11.           The Specified Representations shall be true and correct in all material respects.

12.           The Specified Acquisition Agreement Representations shall be true and correct in all material respects, but only to the extent that you have or would have (or your applicable affiliate has or would have) the right, pursuant to the Acquisition Agreement, to terminate your (or its) obligations under the Acquisition Agreement to consummate the Acquisition, or the right not to consummate the Acquisition pursuant to the Acquisition Agreement (in each case taking into account any applicable notice or cure provisions) as a result of a breach of such Specified Acquisition Agreement Representations.

ANNEX I to

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

SELECT MEDICAL CORPORATION

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement4, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement. As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

4 Credit Agreement to be defined.

I-C-1

CONFIDENTIAL	ANNEX I to EXHIBIT C

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

SELECT MEDICAL CORPORATION

By:
Name:
Title:

I-C-2